Exhibit 99.1

Dollar General Corporation Reports Second Quarter 2015 Financial Results

  Net Sales Increased 7.9%; Same-Store Sales Increased 2.8%
  Diluted Earnings Per Share Increased 14% to $0.95
  Operating Profit Improved 11%; Gross Margin Expanded 36 bps
  $866 Million of Capital Returned to Shareholders Year to Date Through Combination of 9.7 Million Shares Repurchased and Dividends Paid
  Company Confirms 2015 Financial Guidance Ranges

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 27, 2015--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2015 second quarter (13 weeks) ended July 31, 2015.

“Dollar General achieved strong financial performance in the second quarter. We delivered 7.9 percent sales growth, 2.8 percent same-store sales growth, robust gross margin expansion and 14 percent diluted EPS improvement over the 2014 second quarter. We also grew both customer traffic and average ticket for the 30th consecutive quarter when compared to the prior year quarter,” said Todd Vasos, Dollar General’s chief executive officer.

“With new leadership in place for store operations and merchandising, we are well positioned to execute our key initiatives to drive topline growth over time. Looking ahead to 2016, our team is energized to accelerate our pace of growth as we focus on providing our consumers with everyday low prices and convenient locations. We remain confident in the long-term growth prospects for Dollar General to deliver strong financial results and healthy cash returns for our shareholders,” said Vasos.

Second Quarter 2015 Highlights

The Company’s net income was $282 million, or $0.95 per diluted share, in the 2015 second quarter, compared to net income of $251 million, or $0.83 per diluted share, in the 2014 second quarter.

Net sales increased 7.9 percent to $5.10 billion in the 2015 second quarter compared to $4.72 billion in the 2014 second quarter. Same-store sales increased 2.8 percent, with increases in both customer traffic and average transaction value. The remainder of the sales increase was attributable to new stores, partially offset by closed stores. All categories delivered positive same-store sales growth. Growth in consumables was driven by candy and snacks, tobacco products and perishables. Within non-consumables, the most significant growth was due to seasonal items, sundries, hardware and housewares.

Gross profit, as a percentage of net sales, was 31.2 percent in the 2015 second quarter, an increase of 36 basis points from the 2014 second quarter. The gross profit rate increase was primarily attributable to higher initial inventory markups, an improved inventory shrink rate and lower transportation costs, partially offset by increased markdowns.

Selling, general and administrative expense (“SG&A”) as a percentage of net sales was 21.8 percent in the 2015 second quarter compared to 21.7 percent in the 2014 second quarter, an increase of nine basis points. The SG&A increase was primarily attributable to higher store asset impairments, incentive compensation, repairs and maintenance, and fees associated with the increased use of debit cards. Partially offsetting these items was a higher volume of cash back transactions resulting in increased convenience fees collected from customers.

The effective income tax rate was 38.0 percent for the 2015 second quarter compared to a rate of 38.1 percent for the 2014 second quarter.

26-Week Period Highlights

For the 26-week period ended July 31, 2015, net sales increased 8.3 percent over the comparable 2014 period to $10.0 billion. Same-store sales increased 3.3 percent. Increases in customer traffic and average transaction amount contributed to the increase in same-store sales. The remainder of the sales increase was attributable to new stores, partially offset by closed stores.

Gross profit increased by 9.7 percent and, as a percentage of net sales, increased by 39 basis points to 30.8 percent in the 2015 26-week period compared to the 2014 period. The gross profit rate increase in the 2015 period as compared to the 2014 period was primarily attributable to higher initial inventory markups, lower transportation costs and an improved inventory shrink rate.

SG&A was 21.8 percent of net sales in the 2015 period compared to 21.7 percent in the 2014 period, an increase of 11 basis points. The SG&A increase was primarily attributable to higher incentive compensation, repairs and maintenance, fees associated with the increased use of debit cards, and an increase in store asset impairments. Partially offsetting these items was a higher volume of cash back transactions resulting in increased convenience fees collected from customers.

The effective income tax rate for the 2015 period was 37.8 percent compared to a rate of 38.0 percent for the 2014 period.

For the 26-week 2015 period, the Company reported net income of $536 million, or $1.79 per diluted share, compared to net income of $474 million, or $1.54 per diluted share, for the 26-week 2014 period.

Merchandise Inventories

As of July 31, 2015, total merchandise inventories, at cost, were $3.03 billion compared to $2.79 billion as of August 1, 2014, an increase of 2.7 percent on a per-store basis.

Capital Expenditures

During the 26-week period, the Company opened 428 new stores and remodeled or relocated 593 stores. Total additions to property and equipment in the 26-week period ended July 31, 2015 were $247 million, including: $95 million for improvements, upgrades, remodels and relocations of existing stores; $55 million for distribution and transportation-related capital expenditures; $53 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $24 million for stores built by the Company; and $18 million for information systems upgrades and technology-related projects.

Share Repurchases

During the 2015 second quarter, the Company repurchased 2.6 million shares of its common stock at a total cost of $199.7 million, at an average price of $77.84 per share. For the 2015 26-week period, the Company repurchased 9.7 million shares of its common stock under the share repurchase program at a total cost of $734.3 million, at an average price of $76.03 per share. Since the inception of the share repurchase program in December 2011, the Company has repurchased 54.1 million shares totaling $3.0 billion, at an average price of $55.64 per share. The Company has a total remaining authorization under the share repurchase program of approximately $489 million at August 26, 2015.

Fiscal 2015 Financial Outlook

For the 2015 fiscal year, the Company is reconfirming its financial guidance provided on June 2, 2015. Total sales are expected to increase 8 to 9 percent over the 2014 fiscal year, with same-store sales expected to increase 3 to 3.5 percent. Operating profit for 2015 is expected to increase 7 to 9 percent over the 2014 adjusted operating profit. Diluted EPS for the fiscal year is expected to be approximately $3.85 to $3.95. Considering sales performance to date and the current operating environment, management expectations are that same-store sales likely will be closer to the low-end of the range.

Capital expenditures are expected to be in the range of $500 million to $550 million in 2015. Dollar General plans to open approximately 730 new stores in 2015, or 6 percent square footage growth, and relocate or remodel 875 stores. To date, the Company is on track with its pipeline development to accelerate new store openings to 7 percent square footage growth in 2016.

Conference Call Information

The Company will hold a conference call on Thursday, August 27, 2015 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, interim chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 89003506. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, September 10, 2015, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 38432761.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Fiscal 2015 Financial Outlook” as well as other statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “prospect,” “positioned,” “accelerate,” “intend,” “committed,” “continue,” “looking ahead,” “over time” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including consolidation;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, healthcare, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or our failure to sustain our reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;
  the Company’s loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to maintain the security of information that the Company holds, whether as a result of a data security breach or otherwise;
  deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;
  the Company’s debt levels and restrictions in its debt agreements;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. Dollar General operates 12,198 stores in 43 states as of July 31, 2015. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	July 31	August 1	January 30
	2015	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$180,525	$172,474	$579,823
Merchandise inventories	3,029,731	2,788,872	2,782,521
Income taxes receivable	14,646	4,237	-
Prepaid expenses and other current assets	199,945	175,048	170,265
Total current assets	3,424,847	3,140,631	3,532,609
Net property and equipment	2,195,857	2,106,963	2,116,075
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,201,241	1,203,904	1,201,870
Other assets, net	34,661	35,707	34,961
Total assets	$11,195,195	$10,825,794	$11,224,104

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$101,335	$101,013	$101,158
Accounts payable	1,536,610	1,395,780	1,388,154
Accrued expenses and other	443,164	427,269	413,760
Income taxes payable	41,348	23,922	59,400
Deferred income taxes	32,306	21,434	25,268
Total current liabilities	2,154,763	1,969,418	1,987,740
Long-term obligations	2,761,794	2,881,217	2,639,427
Deferred income taxes	578,084	582,883	601,590
Other liabilities	281,620	296,283	285,309
Total liabilities	5,776,261	5,729,801	5,514,066

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	257,968	265,458	265,514
Additional paid-in capital	3,085,637	3,027,985	3,048,806
Retained earnings	2,081,543	1,811,358	2,403,045
Accumulated other comprehensive loss	(6,214)	(8,808)	(7,327)
Total shareholders' equity	5,418,934	5,095,993	5,710,038
Total liabilities and shareholders' equity	$11,195,195	$10,825,794	$11,224,104

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	July 31	% of Net	August 1	% of Net
	2015	Sales	2014	Sales
Net sales	$5,095,904	100.00%	$4,724,039	100.00%
Cost of goods sold	3,507,749	68.83	3,268,465	69.19
Gross profit	1,588,155	31.17	1,455,574	30.81
Selling, general and administrative expenses	1,112,343	21.83	1,027,048	21.74
Operating profit	475,812	9.34	428,526	9.07
Interest expense	20,699	0.41	22,598	0.48
Income before income taxes	455,113	8.93	405,928	8.59
Income tax expense	172,764	3.39	154,668	3.27
Net income	$282,349	5.54%	$251,260	5.32%

Earnings per share:
Basic	$0.95		$0.83
Diluted	$0.95		$0.83
Weighted average shares outstanding:
Basic	295,679		303,015
Diluted	296,528		303,888

	For the 26 Weeks Ended
	July 31	% of Net	August 1	% of Net
	2015	Sales	2014	Sales
Net sales	$10,014,576	100.00%	$9,246,120	100.00%
Cost of goods sold	6,927,716	69.18	6,432,800	69.57
Gross profit	3,086,860	30.82	2,813,320	30.43
Selling, general and administrative expenses	2,182,854	21.80	2,005,086	21.69
Operating profit	904,006	9.03	808,234	8.74
Interest expense	42,275	0.42	44,865	0.49
Income before income taxes	861,731	8.60	763,369	8.26
Income tax expense	326,147	3.26	289,711	3.13
Net income	$535,584	5.35%	$473,658	5.12%

Earnings per share:
Basic	$1.79		$1.55
Diluted	$1.79		$1.54
Weighted average shares outstanding:
Basic	298,440		306,173
Diluted	299,308		307,091

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	July 31	August 1
	2015	2014
Cash flows from operating activities:
Net income	$535,584	$473,658
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	174,734	169,498
Deferred income taxes	(32,680)	(38,880)
Tax benefit of share-based awards	(27,929)	(10,994)
Noncash share-based compensation	19,642	18,320
Other noncash (gains) and losses	7,734	3,539
Change in operating assets and liabilities:
Merchandise inventories	(246,793)	(235,890)
Prepaid expenses and other current assets	(30,754)	(29,055)
Accounts payable	133,615	104,382
Accrued expenses and other liabilities	29,237	61,977
Income taxes	(4,769)	(28,469)
Other	(569)	(1,162)
Net cash provided by (used in) operating activities	557,052	486,924

Cash flows from investing activities:
Purchases of property and equipment	(247,051)	(191,414)
Proceeds from sales of property and equipment	257	692
Net cash provided by (used in) investing activities	(246,794)	(190,722)

Cash flows from financing activities:
Repayments of long-term obligations	(50,605)	(26,672)
Borrowings under revolving credit facilities	445,100	972,000
Repayments of borrowings under revolving credit facilities	(272,100)	(782,000)
Repurchases of common stock	(734,334)	(800,095)
Payments of cash dividends	(131,204)	-
Other equity and related transactions	5,658	(3,521)
Tax benefit of share-based awards	27,929	10,994
Net cash provided by (used in) financing activities	(709,556)	(629,294)

Net increase (decrease) in cash and cash equivalents	(399,298)	(333,092)
Cash and cash equivalents, beginning of period	579,823	505,566
Cash and cash equivalents, end of period	$180,525	$172,474

Supplemental cash flow information:
Cash paid for:
Interest	$39,539	$41,672
Income taxes	$363,204	$359,450
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$46,427	$31,996

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	July 31	August 1
	2015	2014	% Change
Consumables	$3,867,635	$3,576,189	8.1%
Seasonal	642,525	593,596	8.2%
Home products	304,305	285,428	6.6%
Apparel	281,439	268,826	4.7%
Net sales	$5,095,904	$4,724,039	7.9%

	For the 26 Weeks Ended
	July 31	August 1
	2015	2014	% Change
Consumables	$7,621,613	$7,021,654	8.5%
Seasonal	1,228,818	1,135,028	8.3%
Home products	607,329	569,025	6.7%
Apparel	556,816	520,413	7.0%
Net sales	$10,014,576	$9,246,120	8.3%

Store Activity

		For the 26 Weeks Ended
		July 31	August 1
		2015	2014

Beginning store count		11,789	11,132
New store openings		428	426
Store closings		(19)	(23)
Net new stores		409	403
Ending store count		12,198	11,535
Total selling square footage (000's)		90,305	85,168
Growth rate (square footage)		6.0%	6.6%

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
Matt Hancock, 615-855-4811
or
Media Contact:
Dan MacDonald, 615-855-5209